Exhibit 3.107(a)

CERTIFICATE OF FORMATION

OF

LAUREL SPRINGS HOLDCO, LLC

ARTICLE 1. NAME

The name of the limited liability company is Laurel Springs Holdco, LLC.

ARTICLE 2. REGISTERED OFFICE AND
REGISTERED AGENT

The address of the registered office of this limited liability company in Delaware is 2711 Centerville Road, Suite 400, Wilmington, County of New Castle, State of Delaware 19808, and the name of its registered agent at such address is Corporation Service Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 13th day of December, 2006.

Lance W. Bass /s/
Lance W. Bass

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:36 PM 12/13/2006
FILED 04:30 PM 12/13/2006
SRV 061142086 – 4267129 FILE